Exhibit 99.2
CONTACT:
Beth Bellaro
Communications Manager
Ameristar Casinos, Inc.
702-567-7052
Ameristar Casinos announces plan to address
flood risks at Ameristar Vickburg
LAS VEGAS, Wednesday, May 4, 2011 — Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced that based on estimates by the U.S. Army Corps of Engineers for the Mississippi River, the casino facility at Ameristar Casino Hotel Vicksburg faces a potentially extraordinary flood risk later this month. The latest estimate by the Corps of Engineers is that the river will crest in Vicksburg on or about May 18, 2011, at a level above the current design parameters for the Ameristar Vicksburg casino. We have begun construction on physical enhancements to improve our ability to withstand the anticipated flood levels, which we expect to complete before the river is projected to cause any damage to our property.
If the flood threat continues to materialize, we plan to undertake an orderly closure of Ameristar Vicksburg to ensure the safety of our guests and team members and to minimize damage to the property. Such a closure could last several weeks as the flood crest is expected to last for approximately ten days to two weeks. If our mitigation efforts are not successful, our facility could be damaged, and the closure could be extended. In that event, we would incur significant costs and lost profits, which would likely exceed our limited property and business interruption insurance coverage for flooding.
Gordon Kanofsky, Ameristar’s Chief Executive Officer, said, “If we are forced to shut down operations at the property, we are hopeful the closure will be short-lived and that any damage will not be significant.”
Forward-Looking Information
This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2010.
About Ameristar
Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the highest quality gaming experience and exceptional guest service has earned it leading positions in the markets in which it operates. Founded in 1954 in Jackpot, Nev., Ameristar has been a public company since November 1993. The Company has a portfolio of eight casinos in seven markets: Ameristar Casino Resort Spa St. Charles (greater St. Louis); Ameristar Casino Hotel Kansas City; Ameristar Casino Hotel Council Bluffs (Omaha, Neb., and southwestern Iowa); Ameristar Casino Resort Spa Black Hawk (Denver metropolitan area); Ameristar Casino Hotel Vicksburg (Jackson, Miss., and Monroe, La.); Ameristar Casino Hotel East Chicago (Chicagoland area); and Cactus Petes Resort Casino and The Horseshu Hotel and Casino in Jackpot, Nev. (Idaho and the Pacific Northwest).
Visit Ameristar Casinos’ website at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).